January 28, 2016

Trust for Professional Managers
615 East Michigan Street
Milwaukee, WI 53202

Ladies and Gentlemen:

Weconsent to the incorporation by reference in this Registration Statement of our opinion dated August 26, 2010 regarding the sale of shares of the Performance Trust Total Return Bond Fund (n/k/a Performance Trust Strategic Bond Fund), a series of Trust for Professional Managers.  In giving this consent, however, we do not admit that we are experts within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours, /s/ Godfrey & Kahn, S.C. GODFREY & KAHN, S.C.